Exhibit 99.1

Contacts:	Jennifer Hallahan	Carol Lu
	Public Relations	Investor Relations
	(212) 415-6924	(212) 415-6920
	jennifer.hallahan@ca.com	carol.lu@ca.com
ARTHUR F. WEINBACH JOINS CA’s BOARD OF DIRECTORS
Appointment of former ADP Chairman and CEO Brings More Than 30 Years of Business Experience
ISLANDIA, N.Y., April 15, 2008 — CA, Inc. (NYSE:CA), one of the world’s largest independent software companies, today announced that its Board of Directors has elected Arthur F. Weinbach, 64, to the Board, effective immediately. He also has been named to the Board’s Compensation and Human Resources Committee.
“Art brings with him extensive high-level executive and operational expertise that will prove invaluable to the Board and CA,” said CA Chairman Bill McCracken. “We are pleased to welcome him and look forward to his active participation.”
Weinbach’s appointment will bring the Board to 12 members, eleven of whom are independent.
Weinbach currently serves as executive chairman of Broadridge Financial Solutions, Inc. Prior to joining Broadridge, Weinbach spent 28 years at Automatic Data Processing, Inc. (ADP), where he served in senior executive roles with increasing levels of responsibility. Until November 2007, Weinbach served as ADP’s non-executive chairman, from 1998-2006 as chairman and CEO and from 1996-1998 as president and CEO.
ADP is one of the world’s largest providers of business outsourcing solutions, with nearly $8 billion in annual revenue and more than 600,000 clients.
Prior to joining ADP, Weinbach was a partner in the accounting firm of Touche Ross & Co., which is now part of Deloitte Touche Tohmatsu.
In addition to serving on the board of directors of Broadridge, Weinbach serves on the board of Schering-Plough Corp. and is on the board of trustees for New Jersey SEEDS, an academic and leadership program for high-achieving, low-income youth. Previously, he served on the boards of Automatic Data Processing, Inc., First Data Corporation, Inc., Health Plan Services Corp. and Decision One.
Weinbach earned a master of science degree in accounting from University of Pennsylvania’s Wharton Graduate School and a bachelor of science degree in economics also from Wharton.
About CA
CA (NYSE: CA), one of the world’s largest independent software companies, provides software solutions to unify and simplify™ IT management. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. Founded in 1976, CA serves customers in virtually every country in the world. For more information, please visit www.ca.com.
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